Exhibit 99.1

February 1, 2021

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your February 1, 2021 dividend of $0.12 per common share. This is a $0.01 per share increase in your dividend. We continue to go through the exercise of balancing the retention of capital to be used for growth and financial stability versus the total return to you, our shareholder. Based on this exercise, we believe an increase was justified. Our stock closed at $17.53 on December 31, 2020.

As of this writing, we have not yet released our fourth quarter 2020 financial results. Those results will be released on February 5, 2021 and earnings will be posted to our corporate website at www.CIVB.com.

We had strong earnings through the first three quarters of 2020, and I anticipate a strong finish to the year as fourth quarter mortgage loan pipelines were robust and the accretion of income from the SBA’s Paycheck Protection Program (PPP), the government stimulus program for small businesses, has begun.

Speaking of PPP, in December 2020, a second COVID-19 stimulus bill was passed by Congress, and it included an additional $284 billion in money set aside for PPP loans. These loans are available both to businesses that did not receive a PPP loan in the first round and for companies that need another loan, although there are more stringent rules for applying for a second loan. The bank began accepting applications for this new round of funding during the week of January 18, 2021. For complete details regarding PPP 2.0, please refer to our website at www.civista.bank.

A second round of Economic Impact Payments (stimulus checks) were also released by the IRS to eligible individuals beginning December 30, 2020. Direct deposit payment for eligible recipients began the first week of January 2021 and the bank offers several self-service options including mobile banking, online banking, and 24/7 automated telephone account information for individuals to monitor direct deposit and transaction activity on their account. Individuals wishing to check the status of their payment must go to the “get my payment” portal at www.irs.gov.

As the COVID-19 pandemic persists, we continue to work closely with our customers and I invite anyone needing assistance to reach out to your banking officer or local branch for assistance. We also continue to evaluate the COVID-19 information made available to us by our local and state governments and health departments. At this time, approximately half of our employees continue to work from home and our branch lobbies remain closed as we try to do our part in slowing the spread of the virus. Branch drive-thru services are available during normal business hours and customers may schedule face-to-face meetings by appointment (masks are required). The safety and well-being of our employees and customers remains our top priority.

(continued on reverse side)

You will be receiving your annual report and proxy by mid-March. In it, I will provide you with more detail and narrative on our 2020 performance. As always, I encourage you to read the material and vote your shares. Your votes and comments are important. I do look at them.

The annual shareholders meeting is April 20, 2021 at 10 AM. Due to the COVID-19 pandemic, the meeting will be held from our 100 East Water Street, Sandusky, Ohio headquarters. Information including instructions and the dial-in number will be posted to our corporate website at www.CIVB.com approximately two weeks prior to the meeting date.

In closing, I’d like to remind you that residential mortgage rates remain at historic low levels. If you plan to purchase or refinance your home, please feel free to call us as we have a variety of products and programs available to fit your needs. At Civista, we value relationships and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information    Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.